UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

Visiber57 Corp.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55570

(Commission File Number)

61-1633330

(IRS Employer Identification No.)

No. 104-2F, Section 1, Yanping North Road

Datong District, Taipei 10341

Taiwan

(Address of principal executive offices)(Zip Code)

+886-285012196

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.06 Change in Shell Company Status.

On March 22, 2023, Visiber 57 Corp. a Nevada corporation (the “Company”), ceased being a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Rule 12b-2, in relevant part, states:

. .. . Shell company: The term shell company means a registrant, other than an asset-backed issuer as defined in Item 1101(b) of Regulation AB (§ 229.1101(b) of this chapter), that has:

(1) No or nominal operations; and

(2) Either:

(i) No or nominal assets;

(ii) Assets consisting solely of cash and cash equivalents; or

(iii) Assets consisting of any amount of cash and cash equivalents and nominal other assets.

Note: For purposes of this definition, the determination of a registrant’s assets (including cash and cash equivalents) is based solely on the amount of assets that would be reflected on the registrant’s balance sheet prepared in accordance with generally accepted accounting principles on the date of that determination.

In adopting the definition of a shell company in SEC Release No. 33-8587, the Commission stated that it intentionally did not define the term “nominal” and it did not set a quantitative threshold of what constitutes a shell company.

In Release No. 33-8587, the Commission states:

We are not defining the term “nominal,” as we believe that this term embodies the principle that we seek to apply and is not inappropriately vague or ambiguous. We have considered the comment that a quantitative threshold would improve the definition of a shell company; however, we believe that quantitative thresholds would, in this context, present a serious potential problem, as they would be more easily circumvented. We believe further specification of the meaning of “nominal” in the definition of a “shell company” is unnecessary and would make circumventing the intent of our regulations and the fraudulent misuse of shell companies easier.

As such, under Rule 12b-2, the threshold for what is considered “nominal” is, to a large degree, subjective and based upon facts and circumstances of each individual case.

Furthermore, Commission Release No. 33-10842, released by the Commission on September 16, 2020, confirmed the position of the Commission in Release No. 33-8587, stating,

…[C]onsistent with Commission guidance regarding the definition of “shell company”… the Commission believes that it is appropriate in the context of this Rule to reiterate that startup companies, or companies that have a limited operating history … are not intended to be captured by the definition of “shell company”… A startup company that has limited operating history would not meet the condition of having “no or nominal operations” in paragraph (e)(9)(i) of the amended Rule’s definition of shell company. This is consistent with the Commission’s recognition that providing avenues for liquidity encourages investment in companies, to promote opportunities for liquidity in the securities of such start-up companies.

Emphasis added.

The Company was incorporated on December 31, 2013, under the laws of the State of Delaware, and the Company’s principle administrative offices are located at No. 104-2F, Section 1, Yanping North Road, Datong District, Taipei 10341, Taiwan.

The Company has a business plan based on exploration of acquiring, developing and launching a cloud-based APP that utilizes a predictive algorithm to foster closely knitted communities made up of individuals, families and businesses from a diverse background. In its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2022, filed with the Securities and Exchange Commission on January 13, 2023, the Company reported total assets of $11,850. Therefore, the Company is not a “shell company,” as defined in Rule 12b-2 under the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIBER57 CORP.

Date: March 24, 2023	By:	/s/ Choong Jeng Hew
	Name:	Choong Jeng Hew
	Title:	President and Chief Executive Officer

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